FIFTH SUPPLEMENTAL INDENTURE

FIFTH SUPPLEMENTAL INDENTURE dated as of March 31, 2020 (the “Fifth Supplemental Indenture”) to the THIRD SUPPLEMENTAL INDENTURE, dated as of March 4, 2020 (the “Third Supplemental Indenture”) and to the FOURTH SUPPLEMENTAL INDENTURE, dated as of March 4, 2020 (the “Fourth Supplemental Indenture” and together with the Third Supplemental Indenture, “Supplemental Indentures”), among FREEPORT-MCMORAN INC., a Delaware corporation (the “Company”), FREEPORT-MCMORAN OIL & GAS LLC, a Delaware limited liability company (the “Guarantor”), and U.S. BANK, NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee”).

W I T N E S S E T H:
WHEREAS, the Company executed and delivered to the Trustee the Indenture dated as of August 15, 2019 (the “Base Indenture”), providing for the issuance from time to time of the Company’s senior debt securities;
WHEREAS, the Company and the Guarantor have issued $700,000,000 aggregate principal amount of 4.125% Senior Notes due 2028 (the “2028 Notes”) pursuant to the Third Supplemental Indenture and $600,000,000 aggregate principal amount of 4.250% Senior Notes due 2030 (the “2030 Notes” and together with the 2028 Notes, the “Notes”) pursuant to the Fourth Supplemental Indenture;
WHEREAS, Sections 9.01(a) of the Base Indenture provides, among other things, that the Company and the Trustee may enter into an indenture supplemental to the Base Indenture without the consent of the Securityholders to cure any ambiguity, defect, or inconsistency in the Securities of any series;
WHEREAS, the Company desires to amend the terms of the Notes to correct a typographical error in Section 1.02(a)(iii) of each of the Third and Fourth Supplemental Indentures and has requested that the Trustee enter into this Fifth Supplemental Indenture in order to amend each of the Third Supplemental Indenture and the Fourth Supplemental Indenture to correct the errors and conform Section 1.02(a)(iii) of each of the Supplemental Indentures to the description in the prospectus supplement relating to the Notes as set forth herein (and to make conforming changes throughout the Supplemental Indentures); and
WHEREAS, all requirements necessary to make this Fifth Supplemental Indenture a valid and binding instrument in accordance with its terms, have been duly performed and complied with, and the execution and delivery of this Supplemental Indenture have been duly authorized in all respects and the Company has delivered to the Trustee an Officers’ Certificate and Opinion of Counsel as required by Sections 9.05 and 13.08 of the Base Indenture.
NOW, THEREFORE, each party hereto agrees as follows for the benefit of each other party and for the equal and ratable benefit of the Holders of the Notes:

ARTICLE 1
DEFINITIONS; EFFECT OF SUPPLEMENTAL INDENTURE

Section 1.01. Defined Terms. Capitalized terms used in this Fifth Supplemental Indenture and not otherwise defined herein shall have the meaning assigned to such terms in the Supplemental Indentures, the Base Indenture and the Notes.
Section 1.02. Effect of Supplemental Indenture. This Fifth Supplemental Indenture is intended to amend the terms only of the Notes and shall not be construed to amend the terms of any Securities, other than the Notes, issued or to be issued under the Supplemental Indentures or the Base Indenture.

ARTICLE 2
AMENDMENTS TO CERTAIN PROVISIONS OF THE SUPPLEMENTAL INDENTURE
Section 2.01. Amendments to Certain Provisions of the Supplemental Indentures.
The Supplemental Indentures are hereby amended in the following respects:
(a)    The text of Section 1.02(a)(iii) of the Third Supplemental Indenture is hereby amended and restated as follows:
(iii) If the redemption date is on or after March 1, 2023, the Securities may be redeemed by the Company at the following Redemption Prices (expressed as a percentage of principal amount) plus accrued and unpaid interest on the Securities to be redeemed to, but not including, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date) if on and after the issue date, redeemed during the twelve-month period beginning on March 1 of the years indicated below:

Year	Redemption Price
2023	102.063%
2024	101.375%
2025	100.688%
2026 and thereafter	100.000%

(b)    Exhibit A – Clause (C) of Paragraph 7 of the form of note of the Third Supplemental Indenture is hereby amended and restated as follows:
(C) If the redemption date is on or after March 1, 2023, the Securities may be redeemed by the Company at the following Redemption Prices (expressed as a percentage of principal amount) plus accrued and unpaid interest on the Securities to be redeemed to, but not including, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date) if on and after the issue date, redeemed during the twelve-month period beginning on March 1 of the years indicated below:

Year	Redemption Price
2023	102.063%
2024	101.375%
2025	100.688%
2026 and thereafter	100.000%

(c)    The text of Section 1.02(a)(iii) of the Fourth Supplemental Indenture is hereby amended and restated as follows:
(iii) If the redemption date is on or after March 1, 2025, the Securities may be redeemed by the Company at the following Redemption Prices (expressed as a percentage of principal amount) plus accrued and unpaid interest on the Securities to be redeemed to, but not including, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date) if on and after the issue date, redeemed during the twelve-month period beginning on March 1 of the years indicated below:

Year	Redemption Price
2025	102.125%
2026	101.417%
2027	100.708%
2028 and thereafter	100.000%

(d)    Exhibit A – Clause (C) of paragraph 7 of the form of note of the Fourth Supplemental Indenture is hereby amended and restated as follows:
(C) If the redemption date is on or after March 1, 2025, the Securities may be redeemed by the Company at the following Redemption Prices (expressed as a percentage of principal amount) plus accrued and unpaid interest on the Securities to be redeemed to, but not including, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date) if on and after the issue date, redeemed during the twelve-month period beginning on March 1 of the years indicated below:

Year	Redemption Price
2025	102.125%
2026	101.417%
2027	100.708%
2028 and thereafter	100.000%

ARTICLE 3
MISCELLANEOUS

Section 3.01 Instruments to Be Read Together. This Fifth Supplemental Indenture is an amendment to the Third Supplemental Indenture, the Fourth Supplemental Indenture, the Base Indenture and the Notes. The Base Indenture, the Third Supplemental Indenture, the 2028 Notes and this Fifth Supplemental Indenture shall henceforth be read together with respect to the 2028 Notes. The Base Indenture, the Fourth Supplemental Indenture, the 2030 Notes and this Fifth Supplemental Indenture shall henceforth be read together with respect to the 2030 Notes.
Section 3.02. Confirmation. The Base Indenture, the Supplemental Indentures and the Notes, as amended and supplemented by this Fifth Supplemental Indenture, is in all respects confirmed and preserved.
Section 3.03 Governing Law. This Fifth Supplemental Indenture shall be deemed to be a contract under the internal laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State (without giving effect to any provision thereof relating to conflicts of laws principles that would apply the laws of another jurisdictions).
Section 3.04 Counterparts. This Fifth Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Fifth Supplemental Indenture and of signature pages by facsimile or .pdf transmission shall constitute effective execution and delivery of this Fifth Supplemental Indenture as to the parties hereto and may be used in lieu of the original Fifth Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or .pdf shall be deemed to be their original signatures for all purposes.
Section 3.05. Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.
Section 3.06 Effectiveness. This Fifth Supplemental Indenture shall become effective when executed and delivered by the Company, the Guarantor and the Trustee.
Section 3.07 Assignment. All the covenants, stipulations, promises and agreements in this Fifth Supplemental Indenture contained by or in behalf of the Company shall bind its successors and assigns, whether so expressed or not.
Section 3.08 Seperability. In case any provisions in this Fifth Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Fifth Supplemental Indenture, but this Fifth Supplemental Indenture shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

Section 3.09. Benefits of the Agreement. Nothing in this Fifth Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors under the Base Indenture and the Holders of the Securities, any benefit or any legal or equitable right, remedy or claim under the Base Indenture or the Supplemental Indentures.
Section 3.10. The Trustee. The recitals contained herein and in the Notes, as amended hereby, shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representations as to the validity or sufficiency of this Fifth Supplemental Indenture or of the Notes, or the due execution hereof by the Company.

SIGNATURES
IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed as of the date first written above.

FREEPORT-MCMORAN INC., the Company

By: /s/ Robert R. Boyce
Name: Robert R. Boyce
Title: Vice President and Treasurer

FREEPORT-MCMORAN OIL & GAS LLC, as Guarantor

By: FCX OIL & GAS LLC, its sole member

By: /s/ Robert R. Boyce
Name: Robert R. Boyce
Title: Treasurer

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By: /s/ Mary Ambriz-Reyes
Name: Mary Ambriz-Reyes
Title: Vice President